Exhibit 10.20.3

February 4, 2020
SVB Financial Group
Attn: Warrants
80 E Rio Salado Pkwy, Ste 600
Tempe, AZ 85281
Re:    Warrant to Purchase Stock, dated as of November 3, 2010, as amended by that certain letter amendment, dated as of May 21, 2015, by and between Transphorm, Inc. and SVB Financial Group (as successor-in-interest to Silicon Valley Bank) (the “Warrant”)
Dear SVB Financial Group:
We are pleased to announce that Transphorm, Inc., a Delaware corporation (“Transphorm”), intends to enter into an Agreement and Plan of Merger and Reorganization, by and among Transphorm, Peninsula Acquisition Corporation (“Parent”) and Peninsula Acquisition Sub, Inc. (“Merger Sub”, and such agreement, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Transphorm, with Transphorm continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), whereby the stockholders of Transphorm will receive shares of common stock of Parent (“Parent Common Stock”) in exchange for their capital stock of Transphorm. In connection with the Merger, Transphorm will change its name to “Transphorm Technology, Inc” and Parent will change its name to “Transphorm, Inc.”
The Warrant currently provides that, until November 3, 2020, SVB Financial Group (“SVB”) is entitled to purchase 36,471 shares of common stock of Transphorm (“Transphorm Common Stock”), at an exercise price of $2.879 per share.
This letter is being delivered to SVB to officially notify SVB of the Merger and to advise SVB that (i) in connection with the Merger, the Warrant will be assumed by Parent, amended as set forth below and converted into a warrant (the “Amended Warrant”) to purchase a number of shares of Parent Common Stock equal to the number of shares of Transphorm Common Stock subject to the Warrant immediately prior to the Merger (i.e., 36,471 shares), multiplied by the conversion ratio applicable to shares of Transphorm Common Stock as specified in the Merger Agreement (with the resulting number rounded down to the nearest whole share), and (ii) the per share exercise price of the Amended Warrant will be equal to the per share exercise price of the Warrant immediately prior to the Merger (i.e., $2.879), divided by the conversion ratio applicable to shares of Transphorm Common Stock as specified in the Merger Agreement (with the resulting exercise price rounded up to the nearest whole cent).
By signing below, SVB hereby acknowledges and agrees, contingent and effective upon the consummation of the Merger, that, notwithstanding anything contrary in the Warrant, the Warrant shall be exercisable for 3,023 shares of Parent Common Stock and the Warrant shall be amended as follows:

1.	Where the Warrant currently references “Number of Shares: 36,471 (Subject to Section 1.7)” in the preamble on the first page of the Warrant, it shall hereby be replaced with:
“Number of Shares: 3,023”

2.	Where the Warrant currently references “Warrant Price: $2.879 per share” in the preamble on the first page, of the Warrant it shall hereby be replaced with:
“Warrant Price: $34.74 per share”

3.	All references to “Shares” in the Warrant will, immediately following the Merger, mean shares of Parent Common Stock.

4.
Section 1.3 is hereby amended such that the following language is deleted in the two instances in which it appears in Section 1.3: “(or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering)”.

5.
Section 1.4 is hereby amended in its entirety to read as follows: “Promptly after Holder exercises or converts this Warrant, and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired (or shall issue book entry security entitlements in respect thereof) and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.”

6.	Section 1.7 of the Warrant is hereby deleted in its entirety.

7.	The second sentence of Section 2.2 is hereby deleted in its entirety.

8.	Section 2.3 is hereby deleted in its entirety.

9.
Paragraph 1 of Appendix 1 of the Warrant is hereby amended in entirety to read as follows: “(1) Holder elects to purchaser [-] shares of Parent Common Stock pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full. [or] (1) Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. The conversion is exercised for [-] of the Shares covered by the Warrant. [Strike paragraph that does not apply.]”

10.	The first clause of Paragraph 2 in Appendix 1 of the Warrant is hereby amended to add the following phrase after “a certificate or certificates”: “(or book entry security entitlements)”.
For purposes of clarity, all references to “Shares” in the Warrant will, immediately following the consummation of the Merger, refer to Parent Common Stock. Additionally, SVB hereby waives (i) its rights under Section 2.6 of the Warrant in connection with the Merger and (ii) any notice or consent provisions in the Warrant not complied with hereunder in connection with the Merger. Except as expressly modified by the terms of this consent, the Warrant shall remain in full force and effect in accordance with its terms.
Please indicate SVB’s consent and acknowledgement by signing two copies of this letter, returning one copy by email to Justin Lu as justin.lu@wsgr.com, with the original signed copy to follow by mail by February 11, 2020 to Wilson Sonsini Goodrich & Rosati, Attn: Arjun Adusumilli, 650 Page Mill Road, Palo Alto, CA 94304. Please keep the other signed copy for your records. If the Merger is not completed, this consent and acknowledgement will be of no effect.

We are extremely excited about the contemplated Merger and the opportunity to continue our relationship with you following completion of the Merger. Should you have any questions regarding this notice, please contact me at (805) 456-1300 or cmcaulay@transphormusa.com. Thank you for your cooperation in this matter.

Very truly yours, Transphorm, Inc. Name: Cameron McAulay Title: Chief Financial Officer

On behalf of SVB, I have read the foregoing, understand it, and by signing below, acknowledge and agree to the foregoing consent, affirmation and waiver.
SVB FINANCIAL GROUP

By:	/s/ David Busch
Name:	David Busch
Title:	Senior Manager, Corporate Investments & Funding
Dated:	2/4/2020

[Signature Page to Warrant Amendment (SVB)]